UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive
Plainsboro, NJ 08536
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K filed by Integra LifeSciences Holdings Corporation (“ILS Holdings”) on October 27, 2014 (the “Initial Form 8-K”) to include financial statements and pro forma financial information permitted pursuant to Item 9.01 of Form 8-K to be excluded from the Initial Form 8-K and filed by amendment to the Initial Form 8-K no later than 71 days after the date the Initial Form 8-K was required to be filed. The financial statements of MicroFrance Manual Instruments, which includes Medtronic Xomed Instrumentation, SAS, a French corporation ("Medtronic MicroFrance") and certain assets of Medtronic, Inc., a Minnesota corporation ("Medtronic") and its affiliates related to the Medtronic MicroFrance business represent the business acquired by Integra LifeSciences Corporation (the “Company”), a Delaware corporation and wholly-owned subsidiary of ILS Holdings.

As previously announced, on September 12, 2014, the Company entered into a stock and asset purchase agreement (the “Purchase Agreement”) with Medtronic and Medtronic MicroFrance, a wholly-owned subsidiary of Medtronic for the acquisition by the Company of all of the capital stock of Medtronic MicroFrance and certain assets of Medtronic and its affiliates related to Medtronic MicroFrance's business. Pursuant to the Purchase Agreement, on October 27, 2014, the Company acquired all of the capital stock of Medtronic MicroFrance and certain assets of Medtronic and its affiliates related to Medtronic MicroFrance's business.
Under the terms of the Purchase Agreement, the Company paid Medtronic a net purchase price of approximately $62 million subject to a purchase price adjustment for certain working capital changes. In addition, the Company entered into a distribution agreement, an independent sales representative agreement, and supply agreement with an affiliate of Medtronic at the closing. Also, the Company entered into a transition services agreement with Medtronic at the closing.
The description of the terms of the Purchase Agreement is qualified in its entirety by reference to the copy of such Purchase Agreement attached as Exhibit 2.1 to the Initial Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

On September 12, 2014, the Company entered into a Purchase Agreement with Medtronic and Medtronic MicroFrance for the acquisition by the Company of all of the capital stock of Medtronic MicroFrance and certain assets of Medtronic and its affiliates related to Medtronic MicroFrance's business. The financial statements of the business acquired collectively refer to this business as the MicroFrance Manual Instruments product line.

Report of Independent Registered Public Accounting Firm

MicroFrance Manual Instruments Statements of Net Assets Acquired and Liabilities Assumed as of July 25, 2014 (unaudited) and April 25, 2014.

MicroFrance Manual Instruments Statements of Revenues and Direct Expenses for the quarters ended July 25, 2014 (unaudited) and July 26, 2013 (unaudited), and for the year ended April 25, 2014.

(b) Unaudited Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Balance Sheet of ILS Holdings and Medtronic MicroFrance as of June 30, 2014.

Unaudited Pro Forma Condensed Combined Statements of Operations of ILS Holdings and Medtronic MicroFrance for the year ended December 31, 2013.

Unaudited Pro Forma Condensed Combined Statements of Operations of ILS Holdings and Medtronic MicroFrance for the six months ended June 30, 2014.

Notes to unaudited Pro Forma Condensed Combined Financial Information of ILS Holdings and Medtronic MicroFrance.

(d) Exhibits

2.1 Stock and Asset Purchase Agreement, dated as of September 12, 2014, by and between Medtronic, Inc. and Medtronic Xomed Instrumentation, SAS, and Integra LifeSciences Corporation (Incorporated by reference to Exhibit 2.1 to ILS Holdings' Current Report on Form 8-K filed on October 27, 2014)

23     Consent of Independent Registered Public Accounting Firm

ITEM 9.01 (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

MICROFRANCE MANUAL INSTRUMENTS

Special Purpose Statement of Net Assets Acquired and Liabilities Assumed as of July 25, 2014 (Unaudited) and April 25, 2014 and Statement of Revenues and Direct Expenses for the Three Month Periods Ended July 25, 2014 (Unaudited) and July 26, 2013 (Unaudited) and for the Fiscal Year Ended April 25, 2014

MICROFRANCE MANUAL INSTRUMENTS
INDEX TO FINANCIAL STATEMENTS

Page(s)

Report of Independent Registered Public Accounting Firm	3

Financial Statements

Statements of Net Assets Acquired and Liabilities Assumed	4

Statements of Revenues and Direct Expenses	5

Notes to Financial Statements	6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Management of Medtronic, Inc.:

We have audited the accompanying special purpose statement of net assets acquired and liabilities assumed of MicroFrance Manual Instruments ("MicroFrance"), a product line of Medtronic, Inc. as of April 25, 2014 and the related statement of revenue and direct expenses for the year ended April 25, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these special purpose financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the special purpose financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the special purpose financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall special purpose financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying special purpose financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K of Integra LifeSciences Corporation as described in Note 2, and are not intended to be a complete presentation of MicroFrance's assets or liabilities or revenues and expenses.

In our opinion, the special purpose financial statements referred to above present fairly, in all material respects, the net assets acquired and liabilities assumed of MicroFrance at April 25, 2014, and its revenues and direct expenses for the year ended April 25, 2014, as described in Notes 2 and 3, in conformity with accounting principles generally accepted in the United States of America.

/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
October 20, 2014

MICROFRANCE MANUAL INSTRUMENTS
STATEMENTS OF NET ASSETS ACQUIRED AND LIABILITIES ASSUMED

	July 25, 2014
	(Unaudited)	April 25, 2014
Cash and cash equivalents	$65,130	$960,544
Accounts receivable	6,313,801	4,922,282
Inventories	4,521,501	3,851,324
Prepaid expenses and other current assets	16,584	35,237
Total current assets	10,917,016	9,769,387

Property, plant, and equipment, net	1,259,342	1,291,713
Goodwill	9,149,748	9,149,748
Total assets	21,326,106	20,210,848

Accounts payable	$1,237,771	$1,275,710
Accrued liabilities	493,795	191,266
Accrued compensation	2,000,307	1,793,802
Other current liabilities	915,374	1,019,505
Total current liabilities	4,647,247	4,280,283

Pension obligations	1,224,585	1,225,179
Other long-term liabilities	10,884	13,116
Total liabilities	5,882,716	5,518,578

Net assets	$15,443,390	$14,692,270

The accompanying notes are an integral part of these financial statements.

MICROFRANCE MANUAL INSTRUMENTS
STATEMENTS OF REVENUE AND DIRECT EXPENSES

	Quarter Ended	Quarter Ended
	July 25, 2014	July 26, 2013	Year Ended
	(Unaudited)	(Unaudited)	April 25, 2014
Product Revenue	$8,641,318	$7,926,112	$33,627,986

Direct Expenses
Cost of products sold	3,116,643	3,143,196	14,345,001
Research and development	114,846	131,988	535,423
Sales and marketing	1,286,649	1,155,844	4,867,604
Medical device tax	40,330	42,369	167,856
Contract royalty income	80,653	67,530	279,548
Total direct expenses	4,639,121	4,540,927	20,195,432

Net revenues less direct expenses	$4,002,197	$3,385,185	$13,432,554

The accompanying notes are an integral part of these financial statements.

MICROFRANCE MANUAL INSTRUMENTS
NOTES TO FINANCIAL STATEMENTS

1. Background

The MicroFrance Manual Instruments product line ("Manual Instruments") is wholly-owned by Medtronic, Inc. ("Medtronic" or "Company") and is a product line within Medtronic’s Restorative Therapies Group ("RTG") reportable segment. MicroFrance is engaged in the development, manufacturing, and marketing of Manual Instruments, which includes primarily instruments for ENT surgical procedures and instruments for laparoscopic procedures. Product sales occur in two primary geographies, the United States and France. Manual Instruments utilizes a 52/53 week fiscal year, ending the last Friday in April. Manual Instrument's fiscal year 2014 ended on April 25, 2014.

On September 12, 2014, the Company entered into a share sale agreement with Integra LifeSciences ("Integra") whereby Integra will acquire all the shares of Medtronic Xomed Instrument SAS, a manufacturing entity located in St. Aubin, France and other assets and liabilities specifically identified in the Stock and Asset Purchase Agreement, collectively known as the MicroFrance Manual Instruments product line.

2. Basis of Presentation

The accompanying Statements of Assets Acquired and Liabilities Assumed reflect the assets acquired and liabilities assumed based on the Stock and Asset Purchase Agreement with Integra dated September 12, 2014. It is impractical to prepare full stand-alone or carve-out financial statements for the MicroFrance Manual Instruments product line in accordance with the Securities and Exchange Commission’s Regulation S-X for the following reasons. The MicroFrance Manual instruments product line has not historically been accounted for separately as a subsidiary or division of Medtronic. Stand-alone financial statements related to the MicroFrance Manual Instruments business have never been prepared previously. Medtronic systems and procedures do not provide sufficient information for the preparation of stand-alone income taxes and interest provisions, which correspond to the global assets and income which will be included in the sales transaction. Medtronic has not maintained administrative support functions (such as accounting, information technology, and treasury, tax and legal functions) dedicated to the assets, and Medtronic has provided these functions at the divisional and corporate levels, without allocating the related costs to the assets. Medtronic cannot separately identify those amounts attributable to the assets without undue effort and expense grossly disproportionate to the amounts involved. Medtronic cannot reasonably and objectively allocate certain corporate expenses to the Assets, as any attempt at such allocations would be highly subjective and not meaningful to investors due to differences between corporate structures at Medtronic and the Company. Thus, Statements of Net Assets Acquired and Liabilities Assumed and Statements of Revenues and Direct Expenses have been prepared.

The Financial Statements have been derived from the accounting records of Medtronic using historical results of operations and financial position and only present the net assets acquired and liabilities assumed and the associated revenues and direct expenses, including certain allocated expenses, of the MicroFrance Manual Instruments product line. In addition to the product rights that were recorded as intangible assets, other intellectual properties, such as patents and product registrations, relating to the MicroFrance Manual Instruments product line, which are fully amortized and have no book value, will be transferred to Integra. The MicroFrance Manual Instruments product line relies to varying degrees, on Medtronic and its other subsidiaries for certain procurement, warehousing, information technology, insurance, human resources, accounting, regulatory, treasury and legal support, and these expenses have been allocated in the Statement of Revenues and Direct Expenses as appropriate (see Note 4).

The accompanying special purpose financial statements are not necessarily indicative of the results of operations that would have occurred if the MicroFrance Manual Instruments had been an independent company or the acquired product line going forward because we have omitted various operating costs including historical Corporate allocations, interest and tax expense.

The MicroFrance Manual Instruments product line financing needs were supported by Medtronic and cash generated by the Business is periodically transferred to Medtronic when practical. As the MicroFrance Manual Instruments product line has historically been managed as part of the operations of Medtronic and has not operated in a stand-alone manner, it is impractical to prepare historical cash flow information regarding the MicroFrance Manual Instruments product line’s operating, investing, and financing cash flows. As such, Statements of Cash Flows are not presented however; additional cash flow information is included in Note 3 to describe the cash inflows and outflows occurring within MicroFrance Manual Instruments.

MICROFRANCE MANUAL INSTRUMENTS
NOTES TO FINANCIAL STATEMENTS - (Continued)

The financial information as of July 25, 2014 and July 26, 2013 and for the three month periods ended July 25, 2014 and July 26, 2013 are unaudited. However, in the opinion of management, such information includes all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of such financial information.

3. Summary of Significant Accounting Policies

Use of Estimates
Preparation of the financial statements in conformity with U.S. GAAP requires management to make certain elections as to its accounting policies, estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. The accounting estimates that require management’s most significant and subjective judgments include the reductions to revenue recorded at the time of sale for returns, the recognition of inventory obsolescence reserves and the estimates used for warranty reserves. Actual results could differ from these estimates. Also, as discussed below, the Financial Statements include allocations and estimates that are not necessarily indicative of the amounts that would have resulted if the MicroFrance Manual Instruments product line had been operated as a stand-alone entity, including historical corporate allocations, interest and income tax expense.

Foreign Currencies
Assets and liabilities of non-U.S. functional currency entities are translated to U.S. dollars at period end exchange rates. Sales outside the United States are primarily denominated in Euros and are translated at the average currency exchange rates during the period.

Cash
Cash represents balances in bank accounts and petty cash that will be transferred as part of the stock purchase agreement that resides in MicroFrance Manual Instruments. For purposes of the Statement of Net Assets Acquired and Liabilities Assumed, bank overdrafts on bank accounts have been reclassified to Accounts payable. Cash inflows to the entity are all related party transactions with other Medtronic entities and represent intercompany sales and recharges for other intercompany activities. Cash outflows are primarily to external parties for purchases of raw materials, payments to employees for compensation and benefits, payments of VAT and other taxes and other plant-related costs such as utilities, etc. Below is a table of the rollforward of cash for fiscal 2014 and the first quarter of fiscal 2015 and fiscal 2014. Bank overdrafts of $895,876 as of July 26, 2013 were reclassified within the balance sheet to accounts payable.

MICROFRANCE MANUAL INSTRUMENTS
NOTES TO FINANCIAL STATEMENTS - (Continued)

	Quarter Ended	Quarter Ended	Year Ended
	July 25, 2014	July 26, 2013	April 25, 2014
	(Unaudited)	(Unaudited)	(Unaudited)
Beginning Cash Balance	$960,544	$1,123,360	$1,123,360

Cash Inflows:
Recharges for employees	169,011	164,592	653,747
Recharges for repairs	203,074	196,179	800,106
One time transfer price adjustment	—	—	1,729,906
Overdraft	—	895,876
Sales to related parties	3,778,144	3,595,632	12,963,231
Total Cash Inflows	$4,150,229	$4,852,279	$16,146,990

Cash Outflows:
Payments for inventory purchases	(1,573,610)	(1,621,363)	(5,509,745)
Payments for employee salaries & benefits	(1,745,024)	(1,604,422)	(6,554,861)
Fixed asset additions	(42,900)	3,347	(247,453)
Other plant-related payments	(1,684,109)	(2,730,055)	(3,997,747)
Total Cash Outflows	$(5,045,643)	$(5,952,493)	$(16,309,806)

Ending Cash Balance	$65,130	$23,146	$960,544

Receivables Due from Related Party
Accounts receivable consist of intercompany transactions between Medtronic entities outside of the Manual Instruments product line and therefore no allowance for doubtful accounts is maintained.

Inventories
Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventory balances are as follows. Valuation reserves are provided for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

	July 25, 2014	April 25, 2014
	(Unaudited)
Finished Goods	$3,308,038	$2,884,334
Work in Process	683,806	605,444
Raw Materials	1,348,001	1,130,045
Total Gross Inventory	5,339,845	4,619,823
Inventory Reserve	(818,344)	(768,498)
Total Net Inventory	$4,521,501	$3,851,325

Property, Plant and Equipment, net
Property, plant and equipment are stated at cost. Additions and improvements that extend the lives of the assets are capitalized while expenditures for repairs and maintenance are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the various assets. Property, plant, and equipment balances and corresponding lives are as follows:

MICROFRANCE MANUAL INSTRUMENTS
NOTES TO FINANCIAL STATEMENTS - (Continued)

	July 25, 2014
	(Unaudited)	April 25, 2014	Lives (in years)
Land and land improvements	$93,960	$93,960	up to 20
Buildings & leasehold improvements	1,545,994	1,545,994	up to 40
Machinery & equipment	3,955,601	3,914,153	3-7
Computer equipment	209,592	207,954	3-7
Software	28,058	28,058	3
Office Furniture and equipment	91,946	91,946	3-7
Demonstration Equipment	380,020	354,682	3
Construction in progress	3,744	—	n/a
Subtotal	6,308,915	6,236,747
Accumulated depreciation	(5,049,572)	(4,945,034)
Property, plant, and equipment, net	$1,259,343	$1,291,713

Depreciation expense of $338,586, $104,823 (unaudited) and $97,074 (unaudited) was recognized in fiscal year 2014 and the first quarter of fiscal year 2015 and fiscal 2014, respectively.

Goodwill
Goodwill is the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in a business combination. In accordance with U.S. GAAP, goodwill is not amortized. Goodwill is tested for impairment annually or whenever an event occurs or circumstances change that would indicate that the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. An impairment loss is recognized when the carrying amount of the reporting unit’s net assets exceed the estimated fair value of the reporting unit. The estimated fair value is determined using a discounted future cash flow analysis. Goodwill included in the Statements of Net Assets Acquired and Liabilities Assumed was specifically identified as the goodwill associated with the purchase of the Manual Instruments business by Xomed, Inc. prior to the acquisition of Xomed, Inc. by Medtronic in fiscal year 1999. Goodwill is explicitly stated in the stock and asset purchase agreement to be transferred and as it is specifically identifiable and attributable to the MicroFrance Manual Instruments product line, it is appropriately included in the Statements of Net Assets Acquired and Liabilities Assumed.

Intangible Assets
Intangible assets are initially measured at acquisition cost, including any directly attributable costs of preparing the asset for its intended use or, in the case of assets acquired in a business combination at fair value as at the date of the combination. Identifiable intangible assets related to product rights are amortized on a straight-line basis over their expected useful lives.

The useful lives of intangible assets are reviewed at each reporting date. The effect of any adjustment to useful lives is recognized prospectively as a change of accounting estimate.

Amortization of intangible assets is recognized in the Special Purpose Statements of Revenues and Direct Expenses under cost of products sold.

Intangible assets are carried at cost less accumulated amortization and accumulated impairment.

All intangible assets associated with the MicroFrance Manual Instruments product line were fully amortized prior to fiscal year 2013 and therefore there is no amortization expense included in the Statements of Revenues and Direct Expenses.

Retirement Benefit Plan Assumptions
MicroFrance Manual Instruments sponsors defined benefit pension plans (pension benefits), covering substantially all French employees. The Plan is specifically identifiable to the business and the related obligations have been recorded based on the provisions of ASC 715. Pension benefit costs include assumptions for the discount rate, retirement age, compensation rate increases, and the expected return on plan assets.

MICROFRANCE MANUAL INSTRUMENTS
NOTES TO FINANCIAL STATEMENTS - (Continued)

MicroFrance Manual Instruments evaluates the assumptions, including discount rate, retirement age, compensation rate increases, expected return on plan assets, and health care cost trend assumptions of its pension benefits and post-retirement benefits annually. In evaluating these assumptions, many factors are considered, including an evaluation of assumptions made by other companies, historical assumptions compared to actual results, current market conditions, asset allocations, and the views of leading financial advisors and economists. In evaluating the expected retirement age assumption, Manual Instruments considers the retirement ages of past employees eligible for pension together with expectations of future retirement ages. Refer to Note 4 for additional information regarding Manual Instruments pension plans.

Other Current Liabilities
Other current liabilities consist primarily of accrued property taxes and employee-related costs outside of compensation.

Revenue Recognition
The Manual Instruments business sells its products through direct sales employees in the United States and France and through distributors in the rest of the world. Manual Instruments recognizes revenue when title to the goods and risk of loss transfers to customers, provided there are no material remaining performance obligations required of the business or any matters requiring customer acceptance. In cases where the Manual Instruments utilizes distributors or ships product directly to the end user, it recognizes revenue upon shipment provided all revenue recognition criteria have been met. Manual Instruments records estimated sales returns, discounts, and rebates as a reduction of net sales in the same period revenue is recognized. Sales returns are allowed on any product for full credit within 45 days in unused and unopened packages. Any product that does not function properly and does not meet specifications can be returned for full credit.

Shipping and Handling
Shipping and handling costs incurred were $607,731, $151,890 (unaudited) and $140,624 (unaudited) for the fiscal year 2014 and for the three months ending July 25, 2014 and July 26, 2013, respectively, and are included in cost of product sold or marketing expense in the Statements of Revenue and Direct Expenses.

Cost of Products Sold
In fiscal year 2014 products of the product line were manufactured or procured at the Medtronic plant in St. Aubin le Monial, France, and in Jacksonville, Florida. The cost of products sold in fiscal 2014 and the first quarters of fiscal 2015 and fiscal 2014 associated with this product are manufactured in St. Aubin and Jacksonville represents the cost of materials, direct labor and burden required to manufacture the products. Cost of products sold for products that were purchased in a finished stage from suppliers in fiscal 2014 consists of the cost plus a burden rate to cover receiving, inspection, and other direct handling costs. This is merely another directly related burden calculation to determine the proper GAAP cost of the product. In addition to the cost of purchasing and manufacturing product, the cost of products sold also includes other costs that are directly related to the product line’s operations. This includes scrap, obsolescence, and warranty costs specifically attributable to the products.

Research and Development
Research and development costs which support the MicroFrance Manual Instruments product line occur at the St. Aubin facility and are expensed when incurred. Research and development costs include costs of all research activities as well as other research, engineering, and technical effort required to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses. Other general research and development costs were impracticable to allocate to the MicroFrance Manual Instruments product line.

Research and development expense was $535,423 for fiscal year 2014, $114,846 (unaudited), and $131,988 (unaudited) for fiscal year 2014 and the first quarter of fiscal year 2015 and 2014, respectively.

Sales and Marketing
Sales and marketing expense represents the costs of marketing personnel programs specifically related to the MicroFrance Manual Instruments product line as well as salaries, commissions, shipping and handling, agency costs, and direct selling costs of the French and US Business sales force. No allocations were performed to assign any portion of general marketing costs to the MicroFrance Manual Instruments product line as there are no directly associated efforts by Marketing or Sales management related to the strategic or tactical direction of the product line and allocations were impracticable. Decisions are made by the team within MicroFrance or by sales representatives as they promote the product. Customer service costs in France are handled in St. Aubin and are included in the Statement of Revenues and Direct Expenses. Customer Service in the United States is shared amongst other product lines and therefore a prorata share of customer service cost was allocated to the MicroFrance

MICROFRANCE MANUAL INSTRUMENTS
NOTES TO FINANCIAL STATEMENTS - (Continued)

Manual Instruments product line based on its percentage of net sales. In all other geographies outside of France and the United States sales are made through distributors whose costs are included in the Statement of Revenues and Direct Expenses.

4. Pension Plan

MicroFrance Manual Instruments sponsors a defined benefit pension plan for its French employees. Local statutory requirements govern many of these plans.

There are no contributions for the MicroFrance Manual Instruments plan. The net periodic pension cost for the MicroFrance Manual Instruments employee’s defined benefits plan was $117,607, $27,835 (unaudited) and $29,401 (unaudited) for the fiscal year ending April 25, 2014 and quarters ending July 25, 2014 and July 26, 2013, respectively. There was no benefits payable at April 25, 2014 or July 25, 2014 (unaudited).

Benefits are paid upon retirement of employees. Employees are eligible for lump sum payments upon retirement, with retirement age defined as age 62. The current expected benefit payments for each fiscal year are as follows: $0 (unaudited) in fiscal 2015, $1,733 (unaudited) in fiscal 2016, $0 (unaudited) in fiscal 2017, $16,584 (unaudited) in fiscal 2018, and $175,619 (unaudited) in fiscal 2019 and $452,594 (unaudited) cumulative for the following five fiscal years. The discount rate assumed by the plan is 3% for the fiscal year ended April 25, 2014 and the quarters ended July 25, 2014 (unaudited) and July 26, 2013 (unaudited). Employees receive salary increases annually. An annual salary increase of 3% is used as a compensation rate increase for the plan. There are no projected company contributions for fiscal year 2015.

The change in benefit obligation and funded status of the Company’s employee retirement plans are as follows:

	July 25, 2014
	(Unaudited)	April 25, 2014
Accumulated benefit obligation at end of year:
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	1,225,037	673,259
Service cost	14,605	96,277
Interest cost	8,896	20,817
Actuarial (gain) loss	—	377,388
Foreign currency exchange rate changes	(33,922)	57,296
Projected benefit obligation at end of year	$1,214,616	$1,225,037

Funded status at end of year:
Fair value of plan assets	—	—
Benefit obligations	1,214.616	1,225,038
Underfunded status of the plan	(1,214,616)	(1,225,038)
Recognized liability	(1,214,616)	(1,225,038)
Amounts recognized on the balance sheet consist of:
Non-current liabilities	(1,214,616)	(1,225,038)
Recognized liability	$(1,214,616)	$(1,225,038)
Amounts recognized in accumulated other comprehensive (loss) income:
Net actuarial loss	(402,446)	(406,780)
Ending balance	$(402,446)	$(406,780)

The MicroFrance Manual Instruments pension plan is unfunded and therefore has no plan assets.

MICROFRANCE MANUAL INSTRUMENTS
NOTES TO FINANCIAL STATEMENTS - (Continued)

5. Geographic Information
Product revenue sold to external customers and long-lived assets (excluding goodwill, other intangible assets, net, and long-term deferred tax assets, net, as applicable) for the fiscal year ended of April 25, 2014 and for the quarters ended July 25, 2014 (unaudited) and July 26, 2013 (unaudited) were as follows:

	Quarter Ended	Quarter Ended
	July 25, 2014	July 26, 2013	Year Ended
	(Unaudited)	(Unaudited)	April 25, 2014
France	$3,227,650	$2,680,538	$11,667,185
United States	3,080,903	3,276,342	12,843,990
Other	2,332,765	1,969,232	9,116,811
Total Product Revenue	$8,641,318	$7,926,112	$33,627,986

	Quarter Ended
	July 25, 2014	Year Ended
	(Unaudited)	April 25, 2014
United States	200,060	195,485
France	1,059,282	1,096,228
Total long lived assets	$1,259,342	$1,291,713

6. Related party transactions

Under Medtronic’s centralized cash management system, cash requirements are provided directly by Medtronic and cash generated from MicroFrance Manual Instruments is remitted directly to Medtronic. Transaction systems (e.g., payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are provided by centralized Medtronic organizations. Medtronic also provides centralized sales, order management, billing, credit and collection functions to the product line for legal entities outside of the United States ("International Entities"). These sales and customer service functions operate on a regional basis and are customer rather than product line focused. Transaction systems (e.g., revenues, accounts receivable, and cash application) used to record and account for cash receipts are also provided by centralized Medtronic organizations for International Entities. Most of these corporate systems are not designed to track assets/liabilities and receipts/payments on a business specific basis.

All receivables and payables balances are generated in connection with the normal operations of MicroFrance Manual Instruments and are due to and from other Medtronic entities.

ITEM 9.01 (b) UNAUDITED PRO FORMA FINANCIAL INFORMATION
On October 27, 2014, Integra LifeSciences Corporation (the "Company"), a wholly owned subsidiary of ILS Holdings, completed the acquisition of the outstanding stock of Medtronic Xomed Instrumentation, SAS ("Medtronic MicroFrance"), an indirect wholly-owned subsidiary of Medtronic, Inc., ("Medtronic") and certain assets of Medtronic and its affiliates related to Medtronic MicroFrance's business. Under the terms of the Purchase Agreement, the Company paid Medtronic a net purchase price of $62 million upon the closing of the transaction on October 27, 2014. The Company also entered into a distribution agreement, an independent sales representative agreement, and a supply agreement with an affiliate of Medtronic at the closing. Also, the Company entered into a transition services agreement with Medtronic at closing. The Medtronic MicroFrance acquisition is accounted for under FASB Accounting Standards Codification Topic 805 (ASC 805), Business Combinations. The fair values of assets acquired and liabilities assumed are based on preliminary estimates of fair values as of the acquisition date. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.
The MicroFrance business, which includes Xomed's manual ear, nose, and throat ("ENT") instruments, designs, manufactures, and sells reusable handheld instruments to ENT and laparoscopy surgical specialists. Integra acquired a portfolio of approximately 4,000 MicroFrance and Xomed manual ENT and laparoscopic surgical instruments, as well as the St. Aubin le Monial, France manufacturing facility. The addition of the MicroFrance business aligns with current sales channels as well as the Neurosurgery business. It also expands Integra's Instruments presence outside of the United States. The acquired products provide access to service and repair, R&D, and other infrastructure already in place in St. Aubin le Monial, France, which will improve the ability to service the current portfolio and to develop new products.
The unaudited pro forma condensed combined balance sheet as of June 30, 2014 was derived from the historical balance sheet of ILS Holdings at June 30, 2014 with the historical statement of net assets acquired and liabilities assumed of Medtronic MicroFrance at July 24, 2014, giving effect to the acquisition as though it was completed on June 30, 2014.
The Company's fiscal year ends on December 31. In 2014, Medtronic MicroFrance's fiscal year ended on April 25. As the fiscal years differ by more than 93 days, financial information for Medtronic MicroFrance for the twelve months ended April 25, 2014 and the three-month periods ended April 26, 2013, April 25, 2014, and July 25, 2014 has been used in preparation of the unaudited pro forma condensed consolidated financial statements. The MicroFrance Medtronic unaudited financial information for the twelve-month period ended January 24, 2014 was derived by adding the audited statement of revenues and direct expenses Medtronic MicroFrance for the year ended April 25, 2014 to the unaudited statement of revenues and direct expenses for the three months ended April 26, 2013 and deducting the unaudited statement of revenues and direct expenses for the three months ended April 25, 2014. The MicroFrance Medtronic unaudited financial information for the six-month period ended July 25, 2014 was derived by adding the unaudited statement of revenues and direct expenses for the three months ended April 25, 2014 and the three months ended July 25, 2014 (Note 2). These unaudited pro forma condensed combined statements of operations do not give effect to any potential cost savings or other operating efficiencies that could result from the acquisition, nor any non-recurring expenses resulting from the transaction.
These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. The unaudited pro forma adjustments are based upon available information and assumptions that ILS Holdings believes are reasonable, directly attributable to the acquisition, and factually supportable. These unaudited pro forma condensed combined financial statements do not purport to represent what the consolidated results of operations or financial position of ILS Holdings would actually have been if the acquisition had occurred on the dates referred to above, nor do they purport to project the results of operations or financial position of ILS Holdings for any future period or as of any date.

Integra LifeSciences Holdings Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2014
(amounts in thousands)

	ILS Holdings	Medtronic MicroFrance	Adjustments	Note	Pro Forma
Assets:
Cash and cash equivalents	$137,160	$65	$(59,798)	a,b,c	$77,427
Accounts receivable, net	118,262	6,314	(6,314)	b	118,262
Inventories, net	223,632	4,521	(756)	a,b	227,397
Deferred tax assets	48,349	—	—		48,349
Prepaid expenses and other current assets	36,758	17	5,628	a,b	42,403
Total current assets	564,161	10,917	(61,240)		513,838
Property, plant & equipment, net	206,668	1,259	2,416	a,b	210,343
Intangible assets, net	422,009	—	34,700	a	456,709
Goodwill	354,977	9,150	8,285	a,b	372,412
Deferred tax assets	6,422	—	—		6,422
Other assets	8,786	—	—	a	8,786
Total assets	$1,563,023	$21,326	$(15,839)		$1,568,510

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable, trade	$47,004	$1,238	$(1,238)	b	$47,004
Deferred revenue	4,411	—	—		4,411
Accrued compensation	36,595	2,000	(2,000)	b	36,595
Accrued expenses and other current liabilities	38,892	1,410	2,204	a,b	42,506
Total current liabilities	126,902	4,648	(1,034)		130,516
Long-term borrowings under senior credit facility	421,875	—	—		421,875
Long-term convertible securities	209,096	—	—		209,096
Deferred tax liabilities	81,540	—	1,006	a	82,546
Other liabilities	34,380	1,235	(55)	a,b	35,560
Total liabilities	873,793	5,883	(83)		879,593

Stockholders’ Equity:
Common stock and paid-in capital, net of treasury stock	399,390	15,443	(15,443)	b	399,390
Accumulated other comprehensive income (loss)	1,853	—	—		1,853
Retained earnings	287,987	—	(313)	c	287,674
Total stockholders’ equity	689,230	15,443	(15,756)		688,917
Total liabilities and stockholders’ equity	$1,563,023	$21,326	$(15,839)		$1,568,510

Integra LifeSciences Holdings Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2013
(amounts in thousands, except per share amounts)

	ILS Holdings	Medtronic MicroFrance (3)	Adjustments	Note	Pro Forma

Total revenue, net	$836,214	$34,341			$870,555

Costs and expenses:
Cost of goods sold	334,085	14,496	713	(1),(5)	349,294
Research and development	52,088	544			52,632
Selling, general and administrative	394,250	4,966	1,678	(1)	400,894
Intangible asset amortization	12,697	—			12,697
Goodwill impairment charge	46,738	—			46,738
Total costs and expenses	839,858	20,006	2,391		862,255

Operating income (loss)	(3,644)	14,335	(2,391)		8,300

Interest income	443	—			443
Interest expense	(19,788)	—			(19,788)
Other income (expense), net	(1,801)	—			(1,801)
Income (loss) before income taxes	(24,790)	14,335	(2,391)		(12,846)

Income tax expense (benefit)	(7,813)	—	4,264	(6),(7)	(3,549)

Net income (loss)	$(16,977)	$14,335	$(6,655)		$(9,297)

Net income (loss) per common share:
Basic	$(0.60)				$(0.33)
Diluted	$(0.60)				$(0.33)

Weighted average common shares outstanding:
Basic	28,416				28,416
Diluted	28,416				28,416

Integra LifeSciences Holdings Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
Six-month period ended June 30, 2014
(amounts in thousands, except per share amounts)

	ILS Holdings	Medtronic MicroFrance (4)	Adjustments	Note	Pro Forma

Total revenue, net	$446,410	$17,826	$—		$464,236

Costs and expenses:
Cost of goods sold	169,359	7,324	357	(1),(5)	177,040
Research and development	26,312	243			26,555
Selling, general and administrative	223,591	2,688	688	(1),(2)	226,967
Intangible asset amortization	6,018	—			6,018
Total costs and expenses	425,280	10,255	1,045		436,580

Operating income	21,130	7,571	(1,045)		27,656

Interest income	120	—			120
Interest expense	(10,524)	—			(10,524)
Other income (expense), net	435	—			435
Income before income taxes	11,161	7,571	(1,045)		17,687

Income tax expense	4,130	—	2,330	(6),(7)	6,460

Net income	$7,031	$7,571	$(3,375)		$11,227

Net income per common share:
Basic	$0.22				$0.35
Diluted	$0.21				$0.34

Weighted average common shares outstanding:
Basic	32,339				32,339
Diluted	32,796				32,796

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation
For the pro forma condensed combined balance sheet, the $61.6 million purchase price has been allocated based on management’s preliminary estimate of the fair values of the Medtronic MicroFrance assets to be sold and liabilities assumed as of October 27, 2014. Certain elements of the purchase price allocation are considered preliminary, particularly as it relates to the final valuation of certain identifiable intangible assets and there could be significant adjustments when the valuation is finalized. Management expects the purchase price allocation to be finalized during the first half of 2015. The preliminary purchase price allocation is as follows (in thousands):

Cash	$2,194.6
Inventories	3,765.0
Prepaid expenses and other current assets	5,644.6
Property and equipment, net	3,675.4
Intangible assets	34,700.0
Goodwill	17,434.9

Total Assets	67,414.5

Accrued expenses and other current liabilities	3,613.5
Deferred tax liabilities	1,006.0
Other non-current liabilities	1,180.0

Total liabilities	5,799.5

Total consideration	$61,615.0
The amount and useful lives of acquired intangible assets were as follows (in thousands):

	Amount	Useful Life
MicroFrance Trade Name	$11,990	40 Years
Technology - ENT	3,130	16 Years
Technology - LAP	1,450	15 Years
Customer Relationships - US	7,020	12 Years
Customer Relationships - France	6,370	16 Years
Customer Relationships - ROW	4,740	12 Years

	$34,700
The goodwill recorded is based on the benefits ILS Holdings expects to generate from the future cash flows of the acquired product lines.

2.	Pro Forma Adjustments
The following are the descriptions of the pro forma condensed combined balance sheet adjustments:

a)
This adjustment reflects: a) the payment of the purchase price of $61.6 million in cash, and b) allocation of assets and liabilities acquired as follows: 1) cash of $2.2 million, 2) inventory of $3.7 million, 3) prepaid and other current assets of $5.6 million, 4) fixed assets of $3.6 million, 5) intangible assets of $34.7 million, 7) goodwill of $17.4 million, 8) current liabilities of $3.6 million, 9) deferred tax liabilities of $1 million and 10) other non-current liabilities of $1.2 million.

b)
This adjustment eliminates the historical carrying value of MicroFrance's existing: cash of $.06 million, accounts receivable of $6.3 million, inventory of $4.5 million, prepaid assets of $.02 million, fixed assets of $1.2 million, goodwill of $9.1 million, current liabilities of $4.6 million, non-current liabilities of $1.2 million and equity of $15.4 million.

c)	This adjustment records the impact of external costs paid by ILS Holdings of $.3 million related to the acquisition that were incurred subsequent to June 30, 2104.

The following are the descriptions of the pro forma condensed combined statement of operations adjustments:

1)
This adjustment records amortization expense of $2.0 million for the year ended December 31, 2013 and $1.0 million for the six months ended June 30, 2014 for intangible assets subject to amortization recorded in connection with the acquisition on a straight-line basis over their amortizable lives. For the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, $.3 million and $.1 million was recorded in cost of product revenues with amortizable lives ranging from 15 to 16 years. For the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, $1.7 million and $.9 million was recorded in selling, general, and administrative expenses with amortizable lives ranging from 12 to 40 years.

2)	This adjustment reverses deal related costs paid by ILS Holdings during the first six months of 2014 of $.1 million.
3)
The pro forma statement of income of the Medtronic MicroFrance acquisition for the year ended December 31, 2013 was derived from the audited financial statements for the fiscal year ended April 25, 2014 plus the results of operations for the three months ended April 26, 2013 minus the results of operations for the three months ended April 25, 2014, as shown in the schedule below.

	Twelve Months Ended April 25, 2014	Three Months Ended April 26, 2013	Three Months Ended April 25, 2014	Twelve Months Ended January 24, 2014
Total revenue, net	$33,629	$9,897	$9,185	$34,341

Costs and expenses:
Cost of goods sold	14,625	3,998	4,127	14,496
Research and development	535	138	129	544
Selling, general and administrative	5,035	1,292	1,361	4,966
Total costs and expenses	20,195	5,428	5,617	20,006

Net income	$13,434	$4,469	$3,568	$14,335

4)
The pro forma statement of income of the Medtronic MicroFrance acquisition for the six months ended June 30, 2014 was derived from the three months ended July 25, 2014 plus the three months ended April 25, 2014, as shown in the schedule below.

	Three Months Ended July 25, 2014	Three Months Ended April 25, 2014	Six Months Ended July 25, 2014
Total revenue, net	$8,641	$9,185	$17,826

Costs and expenses:
Cost of goods sold	3,197	4,127	7,324
Research and development	115	128	243
Selling, general and administrative	1,327	1,361	2,688
Total costs and expenses	4,639	5,616	10,255

Net income	$4,002	$3,569	$7,571

5)
This adjustment records depreciation expense of $.4 million for the year ended December 31, 2013 and $.2 million for the six months ended June 30, 2014 within cost of product revenues for fixed assets purchased in connection with the acquisition on a straight-line basis over their depreciable lives ranging from 3 to 11 years.

6)	This adjustment reflects the tax impact of adjustments above at a combined statutory federal and state rate of 35.7%.
7)	This adjustment reflects the tax impact of the Medtronic MicroFrance stand-alone results at a combined statutory federal and state rate of 35.7%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Glenn G. Coleman
Glenn G. Coleman
Corporate Vice President and Chief Financial Officer

Date: January 9, 2015

EXHIBIT INDEX

Exhibit Number	Description

2.1
Stock and Asset Purchase Agreement, dated as of September 12, 2014, by and between Medtronic, Inc., and Medtronic Xomed Instrumentation, SAS, and Integra LifeSciences Corporation (Incorporated by reference to Exhibit 2.1 to ILS Holdings' Current Report on Form 8-K filed on October 27, 2014)

23	Consent of Independent Registered Accounting Firm